AMENDED AND RESTATED ESCROW AGREEMENT
     THIS AMENDED AND RESTATED ESCROW AGREEMENT (this “Agreement”) is made this 13th day of March, 2008, by and between MinnErgy, LLC a Minnesota limited liability company (“MinnErgy”) and Winona National Bank as escrow agent (the “Escrow Agent”).
W I T N E S S E T H:
     WHEREAS, the parties previously entered into an Escrow Agreement dated May 9, 2007, and an Amended and Restated Escrow Agreement dated November 7, 2007 (collectively, the “Escrow Agreement”) in connection with Minnergy’s offering made pursuant to a federal registration under the provision of the Securities Act of 1933 as amended (the “Offering”);
     WHEREAS, Minnergy has amended its federal registration statement related to the Offering and the parties desire to amend and restate the Escrow Agreement;
     WHEREAS, MinnErgy proposes to offer a minimum of 58,000,000 and a maximum of 89,000,000 of its Membership Units (the “Units”) at a price of $1.00 per Unit, in minimum blocks of twenty thousand (20,000) Units in an offering registered with the Securities and Exchange Commission and in the states of Iowa, Minnesota, Wisconsin and possibly offered in other states pursuant to state securities registration exemptions and under the provisions of the Securities Act of 1933, as amended (the “Offering”);
     WHEREAS, MinnErgy has filed a registration statement to register the Units with the Securities and Exchange Commission, the states of Iowa, Minnesota, Wisconsin, and possibly other states;
     WHEREAS, MinnErgy will allow investors in the Offering to deliver the purchase price of the subscribed Units in installments; and
     WHEREAS, MinnErgy desires to comply with the requirements of federal and state securities laws and regulations, and desires to protect the investors in the Offering by providing, under the terms and conditions herein set forth, for the return to subscribers of the money which they may pay on account of purchases of Units in the Offering if the Minimum Escrow Deposit (hereinafter defined) is not deposited with the Escrow Agent.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
     1. Acceptance of Appointment. Winona National Bank hereby agrees to act as Escrow Agent under this Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.
     2. Establishment of Escrow Account. An escrow account (the “Escrow Account”) is hereby established with the Escrow Agent for the benefit of the investors in the Offering. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.
     3. Ownership of Escrow Account. Until such time as the funds deposited in the Escrow Account (the “Deposited Funds”) shall equal the Minimum Escrow Deposit (as hereinafter defined), all funds deposited in the Escrow Account by MinnErgy shall not become the property of MinnErgy or be subject to the debts of MinnErgy or any other person but shall be held by the Escrow Agent solely for the benefit of the investors who have purchased Units in the Offering until the Deposited Funds are released by the Commissioner of the Minnesota Department of Commerce.
     4. Deposit of Proceeds. All proceeds from sales of Units in the Offering shall be delivered by MinnErgy to the Escrow Agent, within forty-eight hours of the receipt thereof from investors, endorsed (if appropriate) to the order of the

Escrow Agent, together with an appropriate written statement setting forth name, address and social security number of each person purchasing Units, the number of Units purchased, and the amount paid by each such purchaser. Any such proceeds deposited with the Escrow Agent in the form of uncollected checks shall be promptly presented by the Escrow Agent for collection through customary banking and clearing house facilities. As the proceeds of each sale are deposited with the Escrow Agent, MinnErgy shall reserve the number of Units confirmed to the purchaser thereof in connection with such sale. All such deposited proceeds are referred to herein as the “Escrow Funds”.
     5. Investment of Escrow Account. The Escrow Funds shall be credited by the Escrow Agent and recorded in the Escrow Account. The Escrow Agent shall be permitted, and is hereby authorized to deposit, transfer, hold and invest all funds received under this Agreement, including principal and interest, in those investments directed, in writing by MinnErgy. The Escrow Agent is hereby authorized to invest Escrow Funds in the Federated Treasury Cash Series (CUSIP 147551-402) for temporary investment without written direction. Any interest received by the Escrow Agent with respect to the Escrow Funds shall be paid to MinnErgy, or the investors, as indicated elsewhere in this Agreement.
     6. Termination of Escrow. This Agreement and the Escrow created hereunder shall be terminated as provided in paragraph 7 hereof or as of the date in calendar year 2009 (the “Termination Date”), which is one year and one day following the date in calendar year 2008 upon which the Securities and Exchange Commission authorizes the Offering (the “Offering’s Effective Date”). MinnErgy shall notify Escrow Agent of the Offering’s Effective Date within thirty (30) days of the receipt of notice of the Offering’s Effective Date from the Securities and Exchange Commission. Notwithstanding the foregoing, if at anytime prior to termination as described above, the Escrow Agent is advised by the securities commissioners of Minnesota, Iowa or Wisconsin that the registration to sell securities in the respective state has been revoked, terminated or suspended, the Escrow Agent shall return all funds received by the subscribers in the respective state which has revoked or suspended registration.
     7. Disposition of Escrow Funds. The Escrow Agent shall have the following duties and obligations under this Agreement:
     A. The Escrow Agent shall send a written notice acknowledging the receipt of the Deposited Funds every seven days to MinnErgy.
     B. The Escrow Agent shall give MinnErgy prompt written notice when the Deposited Funds equal $5,800,000 (exclusive of interest). Following receipt of such notice, MinnErgy will advise the purchasers of Units to remit to the Escrow Agent the balance of the purchase price within twenty (20) days. Thereafter, Escrow Agent shall give MinnErgy written notice acknowledging the receipt of the Deposited Funds every seven days. The Escrow Agent shall give MinnErgy prompt written notice when the Deposited Funds total $58,000,000 (exclusive of interest).
     C. At the time (and in the event) that: (i) the Deposited Funds shall, during the term of this Agreement, equal $58,000,000 in subscription proceeds (exclusive of interest) (the “Minimum Escrow Deposit”); (ii) the Escrow Agent shall have received written confirmation from MinnErgy that MinnErgy has obtained a written debt financing commitment for debt financing ranging from a minimum of $41,800,000 to a maximum of $72,800,000 depending on the amount necessary to fully capitalize the project; (iii) MinnErgy has affirmatively elected in writing to terminate this Agreement; (iv) MinnErgy has signed a definitive design build agreement with Fagen, Inc.; (v) MinnErgy has been issued the environmental permits necessary to construct the ethanol plant (vi) the Escrow Agent shall have provided to each state securities department in which MinnErgy has registered its securities for sale, as communicated to the Escrow Agent by MinnErgy, an affidavit stating that the foregoing requirements (i), (ii), (iii), (iv) and (v) of this subsection 7C have been satisfied and shall have provided to the Commissioner of the Minnesota Department of Commerce documentation that the foregoing conditions have been met; and (vii) in each state in which consent is required, the state securities commissioners have consented to release of the funds on deposit. However, none of the Deposited Funds, regardless of the state of residence of the investor contributing such funds, shall be released until the Commissioner of the Minnesota Department of Commerce has provided written express authorized the release of the Deposited Funds, then this

Agreement shall terminate, and the Escrow Agent shall promptly disburse the funds on deposit, including interest, to MinnErgy to be used in accordance with the provisions set out in MinnErgy’s registration statement. MinnErgy will deliver a copy of its registration statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the registration statement with regard to the Escrow Account or otherwise and the registration statement shall contain a provision to such effect. Upon the making of such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.
     If the Minnesota Department of Commerce (the “Department) finds that any conditions of this Agreement have not been satisfied, or that any provisions of the Minnesota securities laws or regulations have not been complied with, the Department may withhold such authorization for release of the Deposited Funds and may direct the Escrow Agent to return the funds to the subscribers. In making the determination for release of the audited funds the Department may require MinnErgy to provide a statement of all expenses and all amounts paid into escrow, certified by an independent certified public accountant or an officer of MinnErgy and any further financial or other information as the Department deems appropriate or helpful in making the determination. The Department, may, at any time, inspect the records of the Escrow Agent, insofar as they relate to this Agreement, for the purpose of determining compliance with and conformance to the provisions of the Agreement.
     D. In the event the Deposited Funds do not equal or exceed the Minimum Escrow Deposit on or before the Termination Date or if MinnErgy has not received a written debt financing commitment as described herein on or before the Termination Date, the Escrow Agent shall return to each of the purchasers of the Units in the Offering, as promptly as possible after such Termination Date and on the basis of its records pertaining to the Escrow Account: (i) the sum which each purchaser initially paid in on account of purchases of the Units in the Offering and (ii) each purchaser’s portion of the total interest earned on the Escrow Account as of the Termination Date. Computation of any purchaser’s share of the net interest earned will be a weighted average based on the proportion of such purchaser’s deposit in the Escrow Account from the Offering to all such purchasers’ deposits held by the Escrow Agent and upon the length of time in days such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each purchaser’s allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a purchaser pursuant to this paragraph shall be deemed to be the property of such purchaser, free and clear of any and all claims of MinnErgy or its agents or creditors; and the respective purchases of the Units made and entered into in the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability of the purchasers or any of them to pay for the Units purchased. At such time as the Escrow Agent shall have made all the payments called for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder, and the Units reserved (as provided in paragraph 4) shall be released from such reservation, except that Escrow Agent shall be required to prepare and issue a single IRS Form 1099 to each investor in the event that funds are returned to investors.
     8. Agreement with Escrow Agent. To induce Escrow Agent to act hereunder, it is agreed by MinnErgy that:
     A. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Escrow Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether MinnErgy is complying with the requirements of this Agreement in tendering to the Escrow Agent said proceeds of the sale of said Units. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

     B. MinnErgy hereby indemnifies and holds harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the gross negligence or willful misconduct of the Escrow Agent.
     9. Resignation and Removal of Escrow Agent Successors. The Escrow Agent may resign upon thirty (30) days advance written notice to MinnErgy. If a successor Escrow Agent is not appointed within the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. Any commercial banking institution or trust company with which Escrow Agent may merge or consolidate, and any commercial banking institution or trust company to which Escrow Agent transfers all or substantially all of its corporate trust business shall be the successor Escrow Agent without further act.
     10. Fees and Expenses of Escrow Agent. MinnErgy agrees to pay the Escrow Agent the fees specified in the Escrow Agent’s fee schedule attached hereto as Exhibit A, in the manner set forth therein, unless otherwise agreed to by the parties in writing. The parties further agree that MinnErgy shall be solely responsible for the payment of such fees and the Escrow Agent shall not seek payment of the fees from investors or apply any principal deposited by investors in the escrow account or interest on the escrow account against such fees. The fee agreed upon herein is intended as full consideration for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event the Escrow Agent renders any material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof; or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from MinnErgy, but not from the escrow account.
     11. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the next day on which such deliveries are made in Winona, Minnesota, when delivery is to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:
If to Escrow Agent:
Winona National Bank
204 Main Street, P.O. Box 499
Winona, MN 55987
Attn: Thomas Kieffer, Senior Vice President
Fax: (507) 454-9201
Phone: (507) 454-9218
If to MinnErgy:
MinnErgy, LLC
8 North Front Street NW, P.O. Box 86
Eyota, Minnesota 55934
Attn: Ron Scherbring, President/CEO
Fax: (507) 545-0197
with a required copy to:

Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Attention: Miranda L. Hughes
Fax: (515) 323-8477
     12. Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof.
     13. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.
     14. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
     15. Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.
     16. Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.
     17. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.
     18. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first written above.

MINNERGY:		ESCROW AGENT

MINNERGY, LLC		WINONA NATIONAL BANK

By:	/s/ Daniel H. Arnold	By:	/s/ Jack J. Puhl
Daniel H. Arnold
Chairman

Authorized by:

Minnesota Department of Commerce

By:	/s/ Chet Jorgenson

Exhibit A
Winona National Bank
Escrow Agent Fee Schedule

Escrow Agreement Review and Adoption Fee		$300	*

Weekly Escrow Sub-Accounting Fee @ $75/hour	weekly maximum	$450	*
	one year Escrow maximum	$22,500	*

Escrow Asset Custody Fee		waived

Investment Return Disbursement Fee (per disbursement generated)		$25

*	These fees will be waived if the balance is over $10,000,000.00
Revenue Sharing Arrangement between Winona National Bank & PrimeVest:

Revenue sharing is pursuant to the PrimeVest addendum attached hereto	No fee
Note:	This Revenue Sharing arrangement does not decrease the stated money market fund return to the client or increase the internal fees charged against the money market fund. See Fund Prospectus for complete fee disclosure.

PrimeVest PrimeSweep Addendum
Federated Money Market Funds
Financial Institution shall earn the following basis points:

Total Aggregate
Customer Balances
in Retail Federated Funds	Basis Points
$0 - $999,999.99	.20
$1,000,000.00 - $4,999,999.99	.25
$5,000,000.00 - $19,999,999.99	.30
$20,000,000.00 - Over	.35

Total Aggregated Average Daily Customer
Balances in the following:	Basis Points
• Auto Cash Management Trust	.10
• Tax Free Instruments Trust	.10
• Auto Government Money Trust	.10
• Government Obligations	.10
• PrimeCash Obligations	.10
• Treasury Obligations	.10
PrimeVest shall calculate and pay applicable basis points to Financial Institution on a quarterly basis (in arrears), based on the average daily balances in Federated funds during the prior calendar quarter.